Exhibit 5.1

Our ref SUS/693334-000001/56571244v2

SMART Global Holdings, Inc.
PO Box 309
Ugland House
South Church Street
Grand Cayman KY1-1104
Cayman Islands

20 September 2018

Dear Sirs

SMART Global Holdings, Inc.

We have acted as counsel as to Cayman Islands law to SMART Global Holdings, Inc., an exempted company incorporated in the Cayman Islands with limited liability (the "Company"), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Company's registration statement on Form S-3 dated 20 September 2018 (the "Registration Statement") relating to (A) securities to be issued and sold by the Company from time to time; and (B) up to 9,256,755 Ordinary Shares which have been issued to, and which may be offered by, the selling shareholders identified in the Registration Statement (together, the "Selling Shareholders"). Such securities to be issued and sold by the Company include (a) ordinary shares of the Company of par value US$0.03 per share (the "Ordinary Shares"), (b) preferred shares of the Company of par value US$0.03 per share (the "Preferred Shares" and together with the Ordinary Shares, the "Shares"), (c) debt securities, including senior debt securities and subordinated debt securities of the Company (collectively the "Debt Securities"), each series of Debt Securities to be issued under indentures to be entered into by the Company and the trustee for such Debt Securities, to be filed either as exhibits to an amendment to the Registration Statement or as an exhibit to a report under the Exchange Act of 1934, as amended (the "Indenture"), as each such Indenture may be supplemented, in connection with the issuance of each such series, by a supplemental indenture, officers’ certificate or other writing thereunder establishing the form and terms of such series, (e) contractual warrants to subscribe for Shares in the Company (the "Warrants") to be issued under warrant agreements to be entered into between the Company and the financial institution designated as warrant agent thereunder (the "Warrant Agreement"), (f) purchase contracts for the purchase or sale of any of the debt or equity securities issued by the Company to be entered into by the Company (the "Purchase Contracts"), and (g) units consisting of one or more

Purchase Contracts, Warrants, Debt Securities, Preferred Shares, Ordinary Shares or any combination thereof (the "Units") to be issued under unit agreements to be entered into by the Company (the "Unit Agreement").

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The Certificate of Incorporation dated 21 April 2011, the Certificate of Incorporation upon Change of Name dated 29 August 2014 and the Amended and Restated Memorandum and Articles of Association of the Company as adopted on 18 May 2017 (the "Memorandum and Articles").

1.2	The written resolutions of the board of directors of the Company dated 20 September 2018 (the "Resolutions") and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	A certificate from a director of the Company, a copy of which is attached to this opinion letter (the "Director's Certificate").

1.4	A copy of the register of members of the Company dated 31 August 2018 (the "Register of Members").

1.5	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy of the Director's Certificate. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Indentures, the Debt Securities issuable under the Indentures, the Warrants, the Warrant Agreements, the Purchase Contracts, the Units and the Unit Agreements have been, or will be, authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws.

2.2	The Indentures, the Debt Securities issuable under the Indentures, the Warrants, the Warrant Agreements, the Purchase Contracts, the Units and the Unit Agreements are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws.

2.3	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.4	The choice of the laws of the State of New York as the governing law of the Indenture, the Debt Securities issuable under the Indenture, the Warrants, the Warrant Agreements, the Purchase Contracts, the Units and the Unit Agreements has, or will have, been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

2.5	All signatures, initials and seals are genuine.

2.6	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Indentures, the Debt Securities issuable under the Indentures, the Warrants, the Warrant Agreements, the Purchase Contracts, the Units and the Unit Agreements.

2.7	The Debt Securities will be issued and authenticated in accordance with the provisions of a duly authorised, executed and delivered Indenture.

2.8	The Indentures, the Warrants, the Warrant Agreements, the Purchase Contracts, the certificates evidencing a Unit and the Unit Agreements will be, or have been, duly executed and delivered by an authorised person of the parties thereto.

2.9	The Company will receive money or money's worth in consideration for the issue of the Ordinary Shares and the Preferred Shares, and none of the Ordinary Shares or the Preferred Shares will be issued for less than their par value.

2.10	There will be sufficient Ordinary Shares and Preferred Shares authorised for issue under the Company's Memorandum and Articles.

2.11	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under a duly authorised, executed and delivered Indenture, the Debt Securities issuable under the respective Indenture, the Warrants, the Warrant Agreement, the Purchase Contracts, or Unit Agreement.

2.12	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of New York.

2.13	The issue of (i) the Debt Securities under the Indentures, (ii) the Warrants under the Warrant Agreements, (iii) the Units under the Unit Agreements and (iv) the Shares will be of commercial benefit to the Company.

2.14	The entry into the Purchase Contracts will be of commercial benefit to the Company.

2.15	The completeness and accuracy of the Register of Members

2.16	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Debt Securities, the Warrants, the Units or the Shares.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing.

3.2	Based solely of our inspection of the Register of Members, the Selling Shareholders have valid title to their respective Ordinary Shares and such Ordinary Shares have been duly authorised, legally issued and are fully paid and non-assessable and there are no entries or notations indicating any third party interests, including any security interest as at the date hereof.

3.3	The Company has all the requisite power and authority under the Memorandum and Articles to enter into, execute and perform its obligations under:

(a)	the Indenture to which it will be a party and the Debt Securities issuable under each such Indenture to which it is, or will be, a party;

(b)	each Warrant Agreement to which it will be a party and the Warrants issuable under each such Warrant Agreement to which will be a party;

(c)	each Purchase Contract to which it will be a party;

(d)	each Unit Agreement to which it will be a party and the Units issuable under each such Unit Agreement to which will be a party;

3.4	With respect to the Shares, when (i) the board of directors of the Company has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Shares has been recorded in the Company's register of members (shareholders); and (iii) the subscription price of such Shares (being not less than the par value of the Shares) has been fully paid in cash or other consideration approved by the board of directors of the Company, the Shares will be duly authorised, validly issued, fully paid and non-assessable.

3.5	With respect to each issue of Debt Securities pursuant to an Indenture, when (i) the board of directors of the Company has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; and (ii) when such Debt Securities issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Indenture relating to such issue of Debt Securities and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Debt Securities issued pursuant to the Indenture will have been duly executed, issued and delivered.

3.6	With respect to the Warrant Agreements and the Warrants, when (i) the board of directors of the Company has taken all necessary corporate action to approve the creation and terms of the Warrants and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Warrant Agreement relating to the Warrants shall have been duly authorised and validly executed and delivered by the Company and the financial institution designated as warrant agent thereunder; and (iii) the certificates representing the Warrants have been duly executed, countersigned, registered and delivered in accordance with the Warrant Agreement relating to the

Warrants and the applicable definitive purchase, underwriting or similar agreement approved by the board of directors of the Company upon payment of the consideration therefor provided therein, the Warrant Agreements and the Warrants issued thereunder will be duly authorised, legal and binding obligations of the Company.

3.7	With respect to the Purchase Contracts, when a Purchase Contract shall have been duly authorised and validly executed and delivered by the Company and other parties thereto, such Purchase Contract will be duly authorised, legal and binding obligations of the Company.

3.8	With respect to the Unit Agreements and the Units, when (i) the board of directors of the Company has taken all necessary corporate action to approve the creation and terms of the Units and to approve the issue thereof, the terms of the offering thereof and related matters; and (ii) a Unit Agreement relating to the Units shall have been duly authorised and validly executed and delivered by the Company and other parties thereto; and (iii) the certificates representing the Units have been duly executed, countersigned, registered and delivered in accordance with the Unit Agreement relating to the Units and the applicable definitive purchase, underwriting or similar agreement approved by the board of directors of the Company upon payment of the consideration therefor provided therein, the Unit Agreements and the Units issued thereunder will be duly authorised, legal and binding obligations of the Company.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	The obligations assumed by the Company under the Indentures, the Warrant Agreements, the Purchase Contracts, the Unit Agreements or the Debt Securities, Warrants, Right and Units issuable thereunder will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the "functional currency" of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Indentures in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)	we reserve our opinion as to the enforceability of the relevant provisions of the Indentures to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions; and

(k)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Indentures whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Law (2018 Revision) of the Cayman Islands, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company.

4.3	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Indentures, the Debt Securities, the Warrant Agreements, the Warrants, the Purchase Contracts, the Unit Agreements or the Units.

4.4	We have not reviewed the final form of the Indentures, the Debt Securities to be issued thereunder, the Warrant Agreements, the Warrants, the Purchase Contracts, the Unit Agreements and the Units and our opinions are qualified accordingly.

4.5	We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Indentures, the Debt Securities, the Warrant Agreement, the Warrants, the Purchase Contracts, the Units or the Unit Agreements and enforce the remainder of the Indentures, the Debt Securities, the Warrant Agreement, the Warrants, the Purchase Contracts, the Units or the Unit Agreements or the transaction of which such provisions form a part, notwithstanding any express provisions in the Indentures in this regard.

4.6	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands, but if this were to occur in respect of the Company's Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

We express no view as to the commercial terms of the Indentures, the Debt Securities, the Warrant Agreement, the Warrants, the Purchase Contracts, the Units or the Unit Agreements or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Indentures, the Debt Securities, the Warrant Agreement, the Warrants, the Purchase Contracts, the Units or the Unit Agreements and express no opinion or observation upon the terms of any such document. This opinion letter may be relied upon by Davis Polk & Wardwell LLP for the purposes solely of any legal opinion that they may be required to give with respect to the Registration Statement.

Yours faithfully

/s/ Maples and Calder

SMART Global Holdings, Inc.

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

20 September 2018

To:	Maples and Calder

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

Dear Sirs

SMART Global Holdings, Inc. (the "Company")

I, being a director of the Company, am aware that you are being asked to provide a legal opinion (the "Opinion") in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges of the Company.

3	The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

4	The authorised share capital of the Company is US$6,900,000 divided into 200,000,000 Ordinary Shares of a par value of US$0.03 each and 30,000,000 Preferred Shares of a par value of US$0.03 each.

5	The shareholders of the Company (the "Shareholders") have not restricted the powers of the directors of the Company in any way. There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement and any documents in connection therewith.

6	The directors of the Company at the date of the Resolutions and at the date of this certificate were and are as follows: Kenneth Y. Hao, Iain MacKenzie, Paul Mercadante, Ajay Bhupendra Shah, Jason White, Mukesh Patel, Sandeep Nayyar, and Randy Furr.

7	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.

8	Prior to, at the time of, and immediately following the approval of the transactions the subject of the Registration Statement the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions the subject of the Registration Statement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

9	Each director of the Company considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

10	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction.

11	To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

12	The Registration Statement has been, or will be, authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws.

13	The Shares to be issued pursuant to the Registration Statement have been, or will be, duly registered, and will continue to be registered, in the Company's register of members (shareholders).

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Ajah Shah
Name:	Ajah Shah
Title:	Director